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                                                                    EXHIBIT 10-M

                              EMPLOYMENT AGREEMENT

     This Employment Agreement (this "Agreement") is made and entered into by and between Veritas DGC Inc., a Delaware corporation (hereinafter referred to as "Employer"), and Larry L. Worden, an individual currently resident in Houston, Texas (hereinafter referred to as "Employee"), effective as of October 22, 2001 (the "Effective Date").

                                   WITNESSETH:

     WHEREAS, attendant to Employee's employment by Employer, Employer and Employee wish for there to be a complete understanding and agreement between Employer and Employee with respect to, among other terms, Employee's duties and responsibilities to Employer; the compensation and benefits owed to Employee; the fiduciary duties owed by Employee to Employer; Employee's obligation to avoid conflicts of interest, disclose pertinent information to Employer, and refrain from using or disclosing Employer's information; and the term of Employee's employment;

     WHEREAS, Employer considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing its best interests and the best interests of its stockholders;

     WHEREAS, Employer recognizes that, because Employer is a publicly held company and as is the case with many such companies, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of Employer and its stockholders;

     WHEREAS, the Board of Directors of Employer (the "Board") has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of Employer's management, including Employee, to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a change in control of Employer;

     WHEREAS, Employer recognizes that Employee could suffer adverse financial and professional consequences if a change in control of Employer were to occur;

     WHEREAS, Employer and Employee wish to enter into this Agreement to, among other things, protect Employee if a change in control of Employer occurs, thereby encouraging Employee to remain in the employ of Employer and not to be distracted from the performance of his duties to Employer by the possibility of a change in control of Employer;

     NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee agree as follows:

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Section 1. General Duties of Employer and Employee.

         (a) Employer agrees to employ Employee and Employee agrees to accept employment by Employer and to serve Employer in an executive capacity as its Vice President, General Counsel & Secretary. At the commencement of this Agreement, Employee will report to the Chairman & Chief Executive Officer of Employer. The powers, duties and responsibilities of Employee as Vice President, General Counsel & Secretary include those duties that are the usual and customary powers, duties and responsibilities of such office, including those powers, duties and responsibilities specified in Employer's Bylaws, and such other and further duties appropriate to such position as may from time to time be assigned to Employee by the Chairman & Chief Executive Officer of Employer or the Board.

         (b) While employed hereunder, Employee will devote substantially all reasonable and necessary time, efforts, skills and attention for the benefit of and with his primary attention to the affairs of Employer in order that he may faithfully perform his duties and obligations. The preceding sentence will not, however, be deemed to restrict Employee from attending to matters or engaging in activities not directly related to the business of Employer, provided that (i) such activities or matters are reasonable in scope and time commitment and not otherwise in violation of this Agreement, and (ii) Employee will not become a director of any corporation or other entity (excluding charitable or other non-profit organizations) without prior written disclosure to, and consent of, Employer.

         (c) Employee is currently based at Employer's headquarters located at 10300 Town Park, Houston, Texas (the "Place of Employment").

         (d) Employee agrees and acknowledges that during the term of this Agreement, he owes a fiduciary duty of loyalty, fidelity and allegiance to act at all times in the best interests of Employer and to do no act knowingly which would injure Employer's business, its interests or its reputation.

Section 2. Compensation and Benefits.

         (a) Employer will pay to Employee during the term of this Agreement a base salary at the rate of $190,000.20 per annum (such base salary as increased by the Compensation Committee of the Board as hereinafter provided is referred to herein as the "Base Salary"). The Compensation Committee of the Board will review the Base Salary from time to time and, during the term of this Agreement, may increase, but may not decrease, the Base Salary. The Base Salary will be paid to Employee in equal installments every two weeks or on such other schedule as Employer may establish from time to time for its management personnel.

         (b) During each fiscal year during the term of this Agreement, Employee will be eligible to participate in that year's Key Contributor Incentive Compensation Plan or other replacement incentive or bonus plan Employer establishes for its key executives.

         (c) Employee will be eligible for option grants to purchase shares of Employer's common stock, $.01 par value ("Common Stock"), or other equity securities of

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Employer as provided under Employer's Key Contributor Incentive Compensation
Plan (or other replacement incentive or bonus plan Employer establishes for its key executives).

         (d) Employee will be entitled to paid vacation of not less than four
(4) weeks each year. Vacation may be taken by Employee at the time and for such periods as may be mutually agreed upon between Employer and Employee.

         (e) Employee will be reimbursed in accordance with Employer's normal expense reimbursement policy for all of the actual and reasonable costs and expenses incurred by him in the performance of his services and duties hereunder, including, but not limited to, travel and entertainment expenses. Employee will furnish Employer with all invoices and vouchers reflecting amounts for which Employee seeks Employer's reimbursement.

         (f) Employee will be entitled to participate in all insurance and retirement plans, incentive compensation plans (at a level appropriate to his position) and such other benefit plans or programs as may be in effect from time to time for the key management employees of Employer including, without limitation, those related to savings and thrift, retirement, welfare, medical, dental, disability, salary continuance, accidental death, travel accident, life insurance, incentive bonus, membership in business and professional organizations, and reimbursement of business and entertainment expenses.

         (g) All Base Salary, bonus and other payments made by Employer to Employee pursuant to this Agreement will be subject to such payroll and withholding deductions as may be required by law and other deductions applied generally to employees of Employer for insurance and other employee benefit plans in which Employee participates.

Section 3. Fiduciary Duty; Confidentiality.

         (a) In keeping with Employee's fiduciary duties to Employer, Employee agrees that he will not knowingly take any action that would create a conflict of interest with Employer, or upon discovery thereof, allow such a conflict to continue. In the event that Employee discovers that such a conflict exists, Employee agrees that he will disclose to the Board any facts which might involve a conflict of interest that has not been approved by the Board.

         (b) As part of Employee's fiduciary duties to Employer, Employee agrees to protect and safeguard Employer's information, ideas, concepts, improvements, discoveries, and inventions and any proprietary, confidential and other information relating to Employer or its business (collectively, "Confidential Information") and, except as may be required by Employer, Employee will not knowingly, either during his employment by Employer or thereafter, directly or indirectly, use for his own benefit or for the benefit of another, or disclose to another, any Confidential Information, except (i) with the prior written consent of Employer; (ii) in the course of the proper performance of Employee's duties under this Agreement; (iii) for information that becomes generally available to the public other than as a result of the unauthorized disclosure by Employee; (iv) for information that becomes available to Employee on a nonconfidential basis from a source other than Employer or its affiliated companies who is not bound by a duty of

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confidentiality to Employer; or (v) as may be required by any applicable law, rule, regulation or order.

         (c) Upon termination of his employment with Employer, Employee will immediately deliver to Employer all documents in Employee's possession or under his control which embody any of Employer's Confidential Information.

         (d) In addition to the foregoing provisions of this Section 3, and effective as of the Effective Date, Employee agrees to enter into an Employee Confidentiality and Intellectual Property Agreement with Employer, a copy of which is attached hereto as Exhibit A.

Section 4. Term.

     Employee's employment with Employer, having previously commenced, will continue until terminated in accordance with Section 5.

Section 5. Termination.

         (a) Employee's employment with Employer hereunder will terminate upon the first to occur of the following:

               (1) The death or "Disability" (as defined in Section 5 (b) hereof) of Employee;

               (2) Employer terminates such employment for "Cause" (as defined in Section 5(c) hereof);

               (3) Employee terminates such employment for "Good Reason" (as defined in Section (d) hereof);

               (4) Employer terminates such employment for any reason other than Cause or for no reason at all;

               (5) Employee terminates such employment for any reason other than Good Reason or for no reason at all; or

               (6) Employee's sixty-fifth (65th) birthday, at which time Employee will continue to be employed by Employer as an employee at will.

         (b) As used in this Agreement, "Disability" means permanent and total disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision) which has existed for at least 180 consecutive days.

         (c) As used in this Agreement, "Cause" means:

               (1) the willful and continued failure by Employee to substantially perform his obligations under this Agreement (other than any such failure

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         resulting from his Disability) after a demand for substantial performance has been delivered to him by the Board which specifically identifies the manner in which the Board believes Employee has not substantially performed such provisions and Employee has failed to remedy the situation within ten (10) days after such demand;

               (2) Employee's willfully engaging in conduct materially and demonstrably injurious to the property or business of Employer, including without limitation, fraud, misappropriation of funds or other property of Employer, other willful misconduct, gross negligence or conviction of a felony or any crime of moral turpitude; or

               (3) Employee's material breach of this Agreement which breach has not been remedied by Employee within ten (10) days after receipt by Employee of written notice from Employer that he is in material breach of the Agreement, specifying the particulars of such breach.

For purposes of this Agreement, no act, or failure to act, on the part of Employee shall be deemed "willful" or engaged in "willfully" if it was due primarily to an error in judgment or negligence, but shall be deemed "willful" or engaged in "willfully" only if done, or omitted to be done, by Employee not in good faith and without reasonable belief that his action or omission was in the best interest of Employer. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated as a result of "Cause" hereunder unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board then in office at a meeting of the Board called and held for such purpose (after reasonable notice to Employee and an opportunity for Employee, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board of Directors, Employee has committed an act set forth above in this
Section 5(c) and specifying the particulars thereof in detail. Nothing herein shall limit the right of Employee or his legal representatives to contest the validity or propriety of any such determination.

         (d) As used in this Agreement, "Good Reason" means:

               (1) Employer's failure to comply with any of the provisions of
         Section 2 of this Agreement (including, but not limited to, such a failure resulting from any reduction in the Base Salary) which failure is not remedied within ten (10) days after receipt of written notice from Employee specifying the particulars of such breach;

               (2) Employer's breach of any other material provision of this Agreement which is not remedied within ten (10) days after receipt by Employer of written notice from Employee specifying the particulars of such breach;

               (3) the assignment to Employee of any duties materially inconsistent with Employee's position (including status, offices, titles, and reporting requirements), duties, functions, responsibilities, or authority as contemplated by Section 1 of this Agreement or other action by Employer that results in a

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         diminution (other than an isolated, inconsequential or insubstantial diminution which is remedied by Employer promptly after receipt of written notice thereof given by Employee) in such position, duties, functions, responsibilities or authority; or

               (4) the relocation of Employee's principal place of performance of his duties and responsibilities under this Agreement to a location more than one hundred miles (100) miles from the Place of Employment;

               (5) After a "Change in Control" (as defined in Section 6(g) hereof), (i) Employer's failure to continue in effect any benefit or compensation plan (including, but not limited to, any bonus, incentive, retirement, supplemental executive retirement, savings, profit sharing, pension, performance, stock option, stock purchase, deferred compensation, life insurance, medical, dental, health, hospital, accident or disability plans) in which Employee is participating at the time of such Change in Control (or plans providing to Employee, in the aggregate, substantially similar benefits as the benefits enjoyed by Employee under the benefit and compensation plans in which Employee is participating at the time of such Change in Control), or (ii) the taking of any action by Employer that would adversely affect Employee's participation in or materially reduce Employee's benefits under any of such plans or deprive Employee of any material fringe benefit enjoyed by Employee at the time of such Change in Control;

               (6) Any failure by Employer to comply with Section 11(c); or

               (7) Any purported termination of Employee's employment by Employer which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 5(e) hereof (and for purposes of this Agreement, no such purported termination shall be effective).

         (e) Any termination by Employer or Employee of Employee's employment with Employer (other than any such termination occurring on Employee's sixty-fifth (65th) birthday) shall be communicated by written notice (a "Notice of Termination") to the other party that shall:

               (1) indicate the specific provision of this Agreement relied upon for such termination;

               (2) indicate the specific provision of this Agreement pursuant to which Employee is to receive compensation and other benefits as a result of such termination; and

               (3) otherwise comply with the provisions of this Section 5(e) and
         Section 13(a).

If a Notice of Termination states that Employee's employment with Employer has been terminated as a result of Employee's Disability, the notice shall (i) specifically describe the basis for the determination of Employee's Disability, and (ii) state the date of the determination of

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Employee's Disability, which date shall be not more than ten (10) days before the date such notice is given. If the notice is from Employer and states that Employee's employment with Employer is terminated by Employer as a result of the occurrence of Cause, the Notice of Termination shall specifically describe the action or inaction of Employee that Employer believes constitutes Cause and shall be accompanied by a copy of the resolution satisfying Section 5(c). If the Notice of Termination is from Employee and states that Employee's employment with Employer is terminated by Employee as a result of the occurrence of Good Reason, the Notice of Termination shall specifically describe the action or inaction of Employer that Employee believes constitutes Good Reason. Any purported termination by Employer of Employee's employment with Employer shall be ineffective unless such termination shall have been communicated by Employer to Employee by a Notice of Termination that meets the requirements of this
Section 5(e) and the provisions of Section 13(a).

         (f) As used in this Agreement, "Date of Termination" means:

               (1) if Employee's employment with Employer is terminated for Disability, sixty (60) days after Notice of Termination is received by Employee or any later date specified therein, provided that within such sixty (60) day period Employee shall not have returned to full-time performance of Employee's duties;

               (2) if Employee's employment with Employer is terminated as a result of Employee's death, the date of death of Employee;

               (3) if Employee's employment with Employer is terminated for Cause, the date Notice of Termination, accompanied by a copy of the resolution satisfying Section 5(c), is received by Employee or any later date specified therein, provided that Employer may, in its discretion, condition Employee's continued employment upon such considerations or requirements as may be reasonable under the circumstances and place a reasonable limitation upon the time within which Employee will comply with such considerations or requirements;

               (4) if Employee's employment with Employer is terminated upon the occurrence of Employee's sixty-fifth (65th) birthday, the date of such birthday, at which time Employee will continue to be employed by Employer as an employee at will; or

               (5) if Employee's employment with Employer is terminated for any reason other than Employee's Disability, Employee's death, Cause or the occurrence of Employee's sixty-fifth (65th) birthday, or for no reason, the date that is fourteen (14) days after the date of receipt of the Notice of Termination.

Section 6. Effect of Termination.

         (a) Upon termination of Employee's employment by Employer for Cause, or by Employee for no reason or any reason other than Good Reason, all compensation and benefits will cease upon the Date of Termination other than: (i) those benefits that are provided by

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retirement and benefit plans and programs specifically adopted and approved by
Employer for Employee that are earned and vested by the Date of Termination,
(ii) as provided in Section 10, (iii) Employee's Base Salary through the Date of Termination; (iv) any incentive compensation due Employee if, under the terms of the relevant incentive compensation arrangement, such incentive compensation was due and payable to Employee on or before the Date of Termination; and (v) medical and similar benefits the continuation of which is required by applicable law or provided by the applicable benefit plan.

         (b) Upon termination of Employee's employment due to the death of Employee or upon termination by Employer due to the Disability of Employee, all compensation and benefits will cease upon the Date of Termination other than:
(i) those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by Employer for Employee that are earned and vested by the Date of Termination, (ii) as provided in Section 10,
(iii) Employee's Base Salary through the Date of Termination; (iv) any incentive compensation due Employee if, under the terms of the relevant incentive compensation arrangement, such incentive compensation was due and payable to Employee on or before the Date of Termination; and (v) medical and similar benefits the continuation of which is required by applicable law or provided by the applicable benefit plan.

         (c) Upon termination of this Agreement due to Employee's reaching his sixty-fifth (65th) birthday, Employee will continue to be employed by Employer as an employee at will.

         (d) Except as otherwise provided in Section 6(e), if Employee's employment with Employer is terminated (i) by Employer for no reason or for any reason other than Cause, the death or Disability of Employee, or Employee's reaching his sixty-fifth (65th) birthday, or (ii) by Employee for Good Reason, the obligations of Employer and Employee under Sections 1 and 2 will terminate as of the Date of Termination, and Employer will pay or provide to Employee the following:

               (1) Employee's Base Salary through the Date of Termination;

               (2) incentive compensation due Employee, if any, under the terms of the relevant incentive compensation arrangement;

               (3) during the one-year period ending on the first anniversary of the Date of Termination, Employer shall pay to Employee an aggregate amount (the "Severance Payment") equal to one (1) times Employee's Base Salary at the highest annual rate in effect on or before the Date of Termination (but prior to giving effect to any reduction therein which precipitated such termination), which Severance Payment will be paid to Employee in equal installments every two weeks during such one-year period; provided, however, that at any time during such one-year period Employer may, in its discretion, elect to pay to Employee the then remaining balance of the Severance Payment in the form of a lump sum cash payment; and

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               (4) if immediately prior to the Date of Termination Employee
         (and, if applicable, his spouse and/or dependents) was covered under Employer's group medical, dental, health and hospital plan in effect at such time, then Employer shall, at its election, pay or provide to Employee one (but not both) of the following:

                    (i) for one (1) year after the Date of Termination, and provided that Employee has timely elected under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), to continue coverage under such plan, Employer will, at no greater cost or expense to Employee than was the case immediately prior to the Date of Termination, maintain such continued coverage in full force and effect; or

                    (ii) pay to Employee a lump sum cash payment (the "Section
                         6(d)(4)(ii) Payment") equal to the sum of:

                         (A) an amount equal to (I) twelve (12), multiplied by
                             (II) the amount of the applicable monthly COBRA premium (determined based upon the applicable COBRA premium rate in effect immediately after the Date of Termination) Employee would pay if Employee elected under COBRA to maintain coverage identical to the coverage Employee (and, if applicable, his spouse and/or dependents) had under such plan immediately prior to the Date of Termination; plus

                         (B) an amount equal to the excess of (I) an amount
                             determined by dividing (x) the amount determined under Section 6(d)(4)(ii)(A) above, by (y) one (1) minus the sum of the following which shall be determined for the calendar year that includes the date of payment of the Section 6(d)(4)(ii) Payment and shall be expressed as a decimal: (i) the highest marginal U.S. federal income tax rate applicable to individuals for such calendar year, plus (ii) the highest foreign, state, provincial and/or local individual income tax rate or rates, if any, to which the Section 6(d)(4)(ii) Payment is subject for such calendar year (which shall be determined based on the assumption that Employee pays income tax to any such foreign, state, provincial or local jurisdiction at the highest marginal rate of income tax imposed by such jurisdiction on individuals), plus, (iii) the Hospital (Medicare) Insurance tax rate

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                             under Section 3101(b) of the Code (or any
                             corresponding successor statute) for such calendar year, over (II) the amount determined under Section 6(d)(4)(ii)(A) above.

Except as otherwise provided above and in Section 10, all other compensation and benefits will cease upon the Date of Termination other than the following: (i) those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by Employer for Employee that are earned and vested by the Date of Termination, (ii) any rights Employee or his survivors may have under any grants of options to purchase Employer's Common Stock or under any grants of restricted stock of Parent; and (iii) medical and similar benefits the continuation of which is required by applicable law or as provided by the applicable benefit plan. As a condition to making the payments and providing the benefits specified in this Section 6(d), Employer will require that Employee execute a release of all claims Employee may have against Employer at the time of Employee's termination. Such release will be in substantially the same form as Exhibit B attached hereto.

         (e) If (i) a "Change in Control" (as defined in Section 6(g) hereof) shall have occurred, and (ii) within two (2) years after such Change in Control Employee's employment with Employer is terminated (x) by Employer for no reason or for any reason other than Cause, the death or Disability of Employee, or Employee's reaching his sixty-fifth (65th) birthday, or (y) by Employee for Good Reason, the obligations of Employer and Employee under Sections 1 and 2 will terminate as of the Date of Termination, Section 6(d) above shall not apply, and Employer will pay or provide to Employee:

               (1) Employee's Base Salary through the Date of Termination;

               (2) incentive compensation due Employee, if any, under the terms of the relevant incentive compensation arrangement;

               (3) within thirty (30) days after the Date of Termination, a lump sum cash payment equal to two (2) times the sum of:

                   (i) Employee's Base Salary at the highest annual rate in effect on or before the Date of Termination (but prior to giving effect to any reduction therein which precipitated such termination), plus

                   (ii) An amount equal to the greater of:

                        (A) the average of the incentive bonuses paid to
                            Employee for the last three (3) full fiscal years of Employer ending before the Date of Termination (or, if Employee was not employed by Employer hereunder for such last three (3) full fiscal years, the average of the incentive bonuses paid to Employee for the number of full fiscal years of Employer

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                            ending before the Date of Termination during which
                            Employee was employed by Employer hereunder);

                        (B) the incentive bonus paid to Employee for the last
                            full fiscal year of Employer ending before the Date of Termination; or

                        (C) an amount equal to Employee's Base Salary described
                            in Section 6(e)(3)(i) multiplied by Employee's target percentage under the Key Contributor Incentive Compensation Plan or other replacement incentive or bonus plan of Employer for the fiscal year which includes the Date of Termination;

     (4) if immediately prior to the Date of Termination Employee (and, if applicable, his spouse and/or dependents) was covered under Employer's group medical, dental, health and hospital plan in effect at such time, then Employer shall, at its election, pay or provide to Employee one (but not both) of the following:

                   (i) for eighteen (18) months after the Date of Termination, and provided that Employee has timely elected under COBRA to continue coverage under such plan, Employer will, at no greater cost or expense to Employee than was the case immediately prior to the Date of Termination, maintain such continued coverage in full force and effect; or

                   (ii) pay to Employee a lump sum cash payment (the "Section
                        6(e)(4)(ii) Payment") equal to the sum of:

                        (A) an amount equal to (I) eighteen (18), multiplied by
                            (II) the amount of the applicable monthly COBRA premium (determined based upon the applicable COBRA premium rate in effect immediately after the Date of Termination) Employee would pay if Employee elected under COBRA to maintain coverage identical to the coverage Employee (and, if applicable, his spouse and/or dependents) had under such plan immediately prior to the Date of Termination; plus

                        (B) an amount equal to the excess of (I) an amount
                            determined by dividing (x) the amount determined under Section 6(e)(4)(ii)(A) above, by (y) one (1) minus the sum of the following which shall be determined for the calendar year that includes the

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                            date of payment of the Section 6(e)(4)(ii) Payment
                            and shall be expressed as a decimal: (i) the highest marginal U.S. federal income tax rate applicable to individuals for such calendar year, plus (ii) the highest foreign, state, provincial and/or local individual income tax rate or rates, if any, to which the Section 6(e)(4)(ii) Payment is subject for such calendar year (which shall be determined based on the assumption that Employee pays income tax to any such foreign, state, provincial or local jurisdiction at the highest marginal rate of income tax imposed by such jurisdiction on individuals), plus, (iii) the Hospital (Medicare) Insurance tax rate under Section 3101(b) of the Code (or any corresponding successor statute) for such calendar year, over (II) the amount determined under Section 6(e)(4)(ii)(A) above; and

               (5) the following shall occur immediately upon the occurrence of such Change in Control:

                   (i) each option to acquire Common Stock or other equity securities of Employer held by Employee immediately prior to such Change in Control shall become fully exercisable, regardless of whether or not the vesting conditions set forth in the relevant stock option agreement have been satisfied in full, and shall remain fully exercisable for the remainder of the ten-year term of such option; and

                   (ii) all restrictions on any restricted Common Stock or other equity securities of Employer granted to Employee prior to such Change in Control shall be removed and such Common Stock or other equity securities shall be freely transferable (subject to applicable securities laws), regardless of whether the conditions set forth in the relevant restricted stock agreements have been satisfied in full.

As a condition to making the payments and providing the benefits specified in this Section 6(e), Employer will require that Employee execute a release of all claims Employee may have against Employer at the time of Employee's termination. Such release will be in substantially the same form as Exhibit B attached hereto.

         (f) Notwithstanding anything contained in this Agreement to the contrary, if following the commencement of any discussion with a third person that ultimately results in a Change in Control, (i) Employee's employment with Employer is terminated by Employer for no

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reason or for any reason other than Cause, (ii) Employee is removed from any material duties or position with Employer, or (iii) Employer fails to comply with any of the provisions of Section 2 of this Agreement, then for all purposes of this Agreement, such Change in Control shall be deemed to have occurred on the date immediately prior to the date of such termination, removal, or failure.

         (g) For purposes of this Agreement, a "Change in Control" shall mean the occurrence of any of the following after the Effective Date:

               (1) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended from time to time (the "Exchange Act"), or any successor statute) (a "Covered Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of either (i) the then outstanding shares of Common Stock (the "Outstanding Company Common Stock"), or (ii) the combined voting power of the then outstanding voting securities of Employer entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this Section 6(g)(1), the following acquisitions shall not constitute a Change in
         Control: (i) any acquisition directly from Employer, (ii) any acquisition by Employer, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Employer or any entity controlled by Employer, or (iv) any acquisition by any corporation pursuant to a transaction which complies with Section 6(g)(3)(i), (ii) or (iii); or

               (2) individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by Employer's stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Covered Person other than the Board; or

               (3) consummation of (xx) a reorganization, merger, amalgamation, consolidation, sale or other form of business combination of Employer or any subsidiary of Employer, or (yy) a sale, lease, exchange, disposition or other transfer of all or substantially all of the assets of Employer (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 75% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Employer or all or substantially all of Employer's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Covered Person (excluding any employee benefit plan (or related trust) of Employer or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 25% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and
         (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination, were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination; or

               (4) approval by the stockholders of Employer of a complete liquidation or dissolution of Employer.

Section 7. Excise Tax.

         (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by, or benefit from, Employer or any of its affiliates to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (any such payments, distributions or benefits being individually referred to herein as a "Payment," and any two or more of such payments, distributions or benefits being referred to herein as "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, together with any interest thereon, any penalties, additions to tax, or additional amounts with respect to such excise tax, and any interest in respect of such penalties, additions to tax or additional amounts, being collectively referred herein to as the "Excise Tax"), then Employee shall be entitled to receive an additional payment or payments (individually referred to herein as a "Gross-Up Payment" and any two or more of such additional payments being referred to herein as "Gross-Up Payments") in an amount such that after payment by Employee of all taxes (as defined in Section 7(k)) imposed upon the Gross-Up Payment, Employee retains an amount of such Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

         (b) Subject to the provisions of Section 7(c) through (i), any determination (individually, a "Determination") required to be made under this
Section 7(b), including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall initially be made, at Employer's expense, by nationally recognized tax counsel selected by Employer ("Tax Counsel"). Tax Counsel shall provide detailed supporting legal authorities, calculations, and documentation both to Employer and Employee within 15 business days of the termination of Employee's employment, if applicable, or such other time or times as is reasonably requested by

Employer or Employee. If Tax Counsel makes the initial Determination that no Excise Tax is payable by Employee with respect to a Payment or Payments, it shall furnish Employee with an opinion reasonably acceptable to Employee that no Excise Tax will be imposed with respect to any such Payment or Payments. Employee shall have the right to dispute any Determination (a "Dispute") within 15 business days after delivery of Tax Counsel's opinion with respect to such Determination. The Gross-Up Payment, if any, as determined pursuant to such Determination shall, at Employer's expense, be paid by Employer to or for the benefit of Employee within five business days of Employee's receipt of such Determination. The existence of a Dispute shall not in any way affect Employee's right to receive the Gross-Up Payment in accordance with such Determination. If there is no Dispute, such Determination shall be binding, final and conclusive upon Employer and Employee, subject in all respects, however, to the provisions of Section 7(c) through (i) below. As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that Gross-Up Payments (or portions thereof) which will not have been made by Employer should have been made ("Underpayment"), and if upon any reasonable written request from Employee or Employer to Tax Counsel, or upon Tax Counsel's own initiative, Tax Counsel, at Employer's expense, thereafter determines that Employee is required to make a payment of any Excise Tax or any additional Excise Tax, as the case may be, Tax Counsel shall, at Employer's expense, determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Employer to or for the benefit of Employee.

         (c) Employer shall defend, hold harmless, and indemnify Employee on a fully grossed-up after tax basis from and against any and all claims, losses, liabilities, obligations, damages, impositions, assessments, demands, judgements, settlements, costs and expenses (including reasonable attorneys', accountants', and experts' fees and expenses) with respect to any tax liability of Employee resulting from any Final Determination (as defined in Section 7(j)) that any Payment is subject to the Excise Tax.

         (d) If a party hereto receives any written or oral communication with respect to any question, adjustment, assessment or pending or threatened audit, examination, investigation or administrative, court or other proceeding which, if pursued successfully, could result in or give rise to a claim by Employee against Employer under this Section 7 ("Claim"), including, but not limited to, a claim for indemnification of Employee by Employer under Section 7(c), then such party shall promptly notify the other party hereto in writing of such Claim ("Tax Claim Notice").

         (e) If a Claim is asserted against Employee ("Employee Claim"), Employee shall take or cause to be taken such action in connection with contesting such Employee Claim as Employer shall reasonably request in writing from time to time, including the retention of counsel and experts as are reasonably designated by Employer (it being understood and agreed by the parties hereto that the terms of any such retention shall expressly provide that Employer shall be solely responsible for the payment of any and all fees and disbursements of such counsel and any experts) and the execution of powers of attorney, provided that:

               (1) within 30 calendar days after Employer receives or delivers, as the case may be, the Tax Claim Notice relating to such Employee Claim (or such earlier date that any payment of the taxes claimed is due from Employee, but in no event sooner than five calendar days after Employer receives or delivers such Tax Claim Notice), Employer shall have notified Employee in writing ("Election Notice") that Employer does not dispute its obligations (including, but not limited to, its indemnity obligations) under this Agreement and that Employer elects to contest, and to control the defense or prosecution of, such Employee Claim at Employer's sole risk and sole cost and expense; and

               (2) Employer shall have advanced to Employee on an interest-free basis, the total amount of the tax claimed in order for Employee, at Employer's request, to pay or cause to be paid the tax claimed, file a claim for refund of such tax and, subject to the provisions of the last sentence of Section 7(g), sue for a refund of such tax if such claim for refund is disallowed by the appropriate taxing authority (it being understood and agreed by the parties hereto that Employer shall only be entitled to sue for a refund and Employer shall not be entitled to initiate any proceeding in, for example, United States Tax Court) and shall indemnify and hold Employee harmless, on a fully grossed-up after tax basis, from any tax imposed with respect to such advance or with respect to any imputed income with respect to such advance; and

               (3) Employer shall reimburse Employee for any and all costs and expenses resulting from any such request by Employer and shall indemnify and hold Employee harmless, on fully grossed-up after-tax basis, from any tax imposed as a result of such reimbursement.

         (f) Subject to the provisions of Section 7(e) hereof, Employer shall have the right to defend or prosecute, at the sole cost, expense and risk of Employer, such Employee Claim by all appropriate proceedings, which proceedings shall be defended or prosecuted diligently by Employer to a Final Determination; provided, however, that (i) Employer shall not, without Employee's prior written consent, enter into any compromise or settlement of such Employee Claim that would adversely affect Employee, (ii) any request from Employer to Employee regarding any extension of the statute of limitations relating to assessment, payment, or collection of taxes for the taxable year of Employee with respect to which the contested issues involved in, and amount of, Employee Claim relate is limited solely to such contested issues and amount, and (iii) Employer's control of any contest or proceeding shall be limited to issues with respect to Employee Claim and Employee shall be entitled to settle or contest, in his sole and absolute discretion, any other issue raised by the Internal Revenue Service or any other taxing authority. So long as Employer is diligently defending or prosecuting such Employee Claim, Employee shall provide or cause to be provided to Employer any information reasonably requested by Employer that relates to such Employee Claim, and shall otherwise cooperate with Employer and its representatives in good faith in order to contest effectively such Employee Claim. Employer shall keep Employee informed of all developments and events relating to any such Employee Claim (including, without limitation, providing to Employee copies of all written materials pertaining to any such Employee Claim), and Employee or his authorized representatives shall be entitled, at Employee's expense, to participate in all conferences, meetings and proceedings relating to any such Employee Claim.

         (g) If, after actual receipt by Employee of an amount of a tax claimed (pursuant to an Employee Claim) that has been advanced by Employer pursuant to
Section 7(e)(2) hereof, the extent of the liability of Employer hereunder with respect to such tax claimed has been established by a Final Determination, Employee shall promptly pay or cause to be paid to Employer any refund actually received by, or actually credited to, Employee with respect to such tax (together with any interest paid or credited thereon by the taxing authority and any recovery of legal fees from such taxing authority related thereto), except to the extent that any amounts are then due and payable by Employer to Employee, whether under the provisions of this Agreement or otherwise. If, after the receipt by Employee of an amount advanced by Employer pursuant to Section 7(e)(2), a determination is made by the Internal Revenue Service or other appropriate taxing authority that Employee shall not be entitled to any refund with respect to such tax claimed and Employer does not notify Employee in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of any Gross-Up Payments and other payments required to be paid hereunder.

         (h) With respect to any Employee Claim, if Employer fails to deliver an Election Notice to Employee within the period provided in Section 7(e)(1) hereof or, after delivery of such Election Notice, Employer fails to comply with the provisions of Section 7(e)(2) and (3) and (f) hereof, then Employee shall at any time thereafter have the right (but not the obligation), at his election and in his sole and absolute discretion, to defend or prosecute, at the sole cost, expense and risk of Employer, such Employee Claim. Employee shall have full control of such defense or prosecution and such proceedings, including any settlement or compromise thereof. If requested by Employee, Employer shall cooperate, and shall cause its Affiliates to cooperate, in good faith with Employee and his authorized representatives in order to contest effectively such Employee Claim. Employer may attend, but not participate in or control, any defense, prosecution, settlement or compromise of any Employee Claim controlled by Employee pursuant to this Section 7(h) and shall bear its own costs and expenses with respect thereto. In the case of any Employee Claim that is defended or prosecuted by Employee, Employee shall, from time to time, be entitled to current payment, on a fully grossed-up after tax basis, from Employer with respect to costs and expenses incurred by Employee in connection with such defense or prosecution.

         (i) In the case of any Employee Claim that is defended or prosecuted to a Final Determination pursuant to the terms of this Section 7(i), Employer shall pay, on a fully grossed-up after tax basis, to Employee in immediately available funds the full amount of any taxes arising or resulting from or incurred in connection with such Employee Claim that have not theretofore been paid by Employer to Employee, together with the costs and expenses, on a fully grossed-up after tax basis, incurred in connection therewith that have not theretofore been paid by Employer to Employee, within ten calendar days after such Final Determination. In the case of any Employee Claim not covered by the preceding sentence, Employer shall pay, on a fully grossed-up after tax basis, to Employee in immediately available funds the full amount of any taxes arising or resulting from or incurred in connection with such Employee Claim at least ten calendar days before the date payment of such taxes is due from Employee, except where payment of such taxes is sooner required under the provisions of this Section 7(i), in which case payment of such taxes (and payment, on a fully grossed-up after tax basis, of any costs and expenses required to be paid under this Section 7(i) shall be made within the time and in the manner otherwise provided in this Section 7(i).

         (j) For purposes of this Agreement, the term "Final Determination" shall mean (A) a decision, judgment, decree or other order by a court or other tribunal with appropriate jurisdiction, which has become final and non-appealable; (B) a final and binding settlement or compromise with an administrative agency with appropriate jurisdiction, including, but not limited to, a closing agreement under Section 7121 of the Code; (C) any disallowance of a claim for refund or credit in respect to an overpayment of tax unless a suit is filed on a timely basis; or (D) any final disposition by reason of the expiration of all applicable statutes of limitations.

         (k) For purposes of this Agreement, the terms "tax" and "taxes" mean any and all taxes of any kind whatsoever (including, but not limited to, any and all Excise Taxes, income taxes, and employment taxes), together with any interest thereon, any penalties, additions to tax, or additional amounts with respect to such taxes and any interest in respect of such penalties, additions to tax, or additional amounts.

Section 8. Expenses of Enforcement.

     Upon demand by Employee made to Employer, Employer shall reimburse Employee for the reasonable expenses (including attorneys' fees and expenses) incurred by Employee after a Change in Control in enforcing or seeking to enforce the payment of any amount or other benefit to which Employee shall have become entitled under this Agreement as a result of the termination of Employee's employment with Employer within two (2) years after such Change in Control, including, but not limited to, those incurred in connection with any arbitration concerning same initiated pursuant to Section 14 (regardless of the outcome of such arbitration). To the extent that any such reimbursement would be subject to the Excise Tax, then Employee shall be entitled to receive Gross-Up Payments in an amount such that after payment by Employee of all taxes imposed on such Gross-Up Payments, Employee retains an amount equal to the Excise Tax imposed upon the reimbursement, and the other provisions of Section 7 hereof shall also apply to such circumstance unless the context thereof otherwise indicates.

Section 9. No Obligation to Mitigate; No Rights of Offset.

         (a) Employee shall not be required to mitigate the amount of any payment or other benefit required to be paid to Employee pursuant to this Agreement, whether by seeking other employment or otherwise, nor shall the amount of any such payment or other benefit be reduced on account of any compensation earned by Employee as a result of employment by another person.

         (b) Employer's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Employer may have against Employee or others.

Section 10. No Effect on Other Rights.

     Nothing in this Agreement shall prevent or limit Employee's continuing or future participation in any plan, program, policy or practice of or provided by Employer or any of its affiliates and for which Employee may qualify, nor shall anything herein limit or otherwise affect such rights as Employee may have under any stock option or other agreements with Employer or any of its affiliates. Amounts which are vested benefits or which Employee is otherwise entitled to receive under any plan, program, policy or practice of or provided by, or any other contract or agreement with, Employer or any of its affiliates at or subsequent to the Date of Termination shall be payable or otherwise provided in accordance with such plan, program, policy or practice or contract or agreement except as explicitly modified by this Agreement.

Section 11. Successors; Binding Agreement.

         (a) This Agreement is personal to Employee and without the prior written consent of Employer shall not be assignable by Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         (b) This Agreement shall inure to the benefit of and be binding upon Employer and its successors and assigns.

         (c) Employer will require any successor (whether direct or indirect, by purchase, merger, amalgamation, consolidation or otherwise) to all or substantially all of the business and/or assets of Employer, by agreement in form and substance reasonably satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. As used in this Agreement, "Employer" shall mean Employer as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by execution and delivery of the agreement provided for in this Section 11(c) or which otherwise becomes bound by the terms and provisions of this Agreement by operation of law or otherwise.

Section 12. Non-Competition; Non-Solicitation; No Hire.

         (a) Employee agrees that, effective as of the Effective Date and for a period that includes the term of this Agreement and (i) twelve (12) months thereafter in the event of a termination of Employee's employment with Employer described in Section 6(e), and (ii) six (6) months thereafter in all other events (such applicable period being referred to herein as the "Non-Compete Period"), Employee shall not, without the prior written consent of Employer, directly or indirectly, anywhere in the world, engage, invest, own any interest, or participate in, consult with, render services to, or be employed by any business, person, firm or entity that is in competition with the "Business" (as defined in Section 12(d)) of Employer or any of its subsidiaries or affiliates, except for the account of Employer and its subsidiaries and affiliates; provided, however, that during the Non-Compete Period Employee may acquire, solely as a passive investment, not more than five percent (5%) of the outstanding shares or other units of any security of any entity subject to the requirements of Section 13 or 15(d) of the Exchange Act.

Employee acknowledges that a remedy at law for any breach or attempted breach of this covenant not to compete will be inadequate and further agrees that any breach of this covenant not to compete will result in irreparable harm to Employer, and, accordingly, Employer shall, in addition to any other remedy that may be available to it, be entitled to specific performance and temporary and permanent injunctive and other equitable relief (without proof of actual damage or inadequacy of legal remedy) in case of any such breach or attempted breach. Employee acknowledges that this covenant not to compete is being provided as an inducement to Employer to enter into this Agreement and that this covenant not to compete contains reasonable limitations as to time, geographical area and scope of activity to be restrained that do not impose a greater restraint than is necessary to protect the goodwill or other business interest of Employer. Whenever possible, each provision of this covenant not to compete shall be interpreted in such a manner as to be effective and valid under applicable law but if any provision of this covenant not to compete shall be prohibited by or invalid under applicable law, such provision of this covenant not to compete shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this covenant not to compete. If any provision of this covenant not to compete shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this covenant not to compete but shall be confined in its operation to the provision of this covenant not to compete directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this covenant not to compete should ever be deemed to exceed the time or geographic limitations permitted by applicable laws, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable law.

         (b) In addition to the restrictions set forth in Section 12(a), Employee agrees that, effective as of the Effective Date and for a period that includes the term of this Agreement and twelve (12) months thereafter, Employee will not, either directly or indirectly, (i) make known to any person, firm or entity that is in competition with the Business of Employer or any of its subsidiaries or affiliates the names and addresses of any of the suppliers or customers of Employer or any of its subsidiaries or affiliates, potential customers of Employer or any of its subsidiaries or affiliates upon whom Employer or any of its subsidiaries or affiliates has called upon in the last twelve (12) months or contacts of Employer or any of its subsidiaries or affiliates or any other information pertaining to such persons, or (ii) call on, solicit, or take away, or attempt to call on, solicit or take away any of the suppliers or customers of Employer or any of its subsidiaries or affiliates, whether for Employee or for any other person, firm or entity.

         (c) Effective as of the Effective Date and for a period that includes the term of this Agreement and twelve (12) months thereafter, Employee will not, either on his own account or for any other person, firm, partnership, corporation, or other entity (i) solicit any employee of Employer or any of its subsidiaries or affiliates to leave such employment; or (ii) induce or attempt to induce any such employee to breach her or his employment agreement with Employer or any of its subsidiaries or affiliates.

         (d) As used in this Agreement, "Business" means the business of acquiring, processing and/or interpreting geophysical data and/or producing and/or conducting geophysical surveys, including, but not limited to, (x) the business of surface seismic acquisition and/or surface seismic data processing and/or interpretation for the purpose of providing and/or interpreting seismic images of the subsurface of the earth, and
(y) the following activities and services: (i) all forms of surface land, marine, ocean bottom cable and transition zone seismic data acquisition; (ii) all forms of surface seismic data processing, including the processing of two, three and/or four dimensional vertical seismic profiling; (iii) recording of data from wellbore seismic arrays performed during simultaneous acquisition of surface two, three and/or four dimensional data; (iv) trenched in, buried near surface or seabed permanent array installation and acquisition; (v) surface seismic acquisition, processing, interpretation and/or sales, in each case, of multiclient surveys; (vi) maintenance of surface seismic data processing centers, including licensing and support of surface seismic processing software;
(vii) equipment design and manufacture for surface seismic acquisition, processing and interpretation; (viii) research and development programs for any of the items described in this Section 12(d) and seismically-assisted reservoir solutions, including software relating thereto; (ix) surface seismic data management services; (x) interpretation activities related to or in support of acquisition and processing activities described in this Section 12(d); (xi) borehole seismic acquisition and installation and acquisition of data from wellbore seismic arrays; (xii) reservoir management; (xiii) commercial seismically-assisted reservoir solutions; and (xiv) non-seismic data management and non-seismic dynamic reservoir characterization and performance prediction.

Section 13. Miscellaneous.

         (a) All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith will be in writing and will be delivered by hand or by registered or certified mail, return receipt requested to the addresses set forth below in this Section 13(a):

         If to Employer, to:

                 Veritas DGC Inc.
                 10300 Town Park
                 Houston, Texas 77072
                 Attention: Chief Executive Officer

         If to Employee, to:

                 Mr. Larry L. Worden
                 6315 Saffron Hills Drive
                 Spring, Texas 77379

or to such other names or addresses as Employer or Employee, as the case may be, designate by notice to the other party hereto in the manner specified in this Section.

         (b) With the exception of the Indemnity Agreement by and between Employer and Employee dated as of March 7, 2000 which is specifically not superceded or replaced by or merged into this Agreement, this Agreement (including the Exhibits attached hereto) supersedes, replaces and merges all previous agreements and discussions relating to the same or similar subject matters between Employee and Employer and constitutes the entire agreement between

Employee and Employer with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of Employer or by any written agreement unless signed by an officer of Employer who is expressly authorized by the Board to execute such document.

         (c) If any provision of this Agreement or application thereof to anyone or under any circumstances should be determined to be invalid or unenforceable, such invalidity or unenforceability will not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application. In addition, if any provision of this Agreement is held by an arbitration panel or a court of competent jurisdiction to be invalid, unenforceable, unreasonable, unduly restrictive or overly broad, the parties intend that such arbitration panel or court modify said provision so as to render it valid, enforceable, reasonable and not unduly restrictive or overly broad.

         (d) The internal laws of the State of Texas will govern the interpretation, validity, enforcement and effect of this Agreement without regard to the place of execution or the place for performance thereof.

Section 14. Arbitration.

         (a) Employer and Employee agree to submit to final and binding arbitration any and all disputes or disagreements concerning the interpretation or application of this Agreement. Any such dispute or disagreement will be resolved by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the "AAA Rules"). Arbitration will take place in Houston, Texas, unless the parties mutually agree to a different location. Within 30 calendar days of the initiation of arbitration hereunder, each party will designate an arbitrator. The appointed arbitrators will then appoint a third arbitrator. Employee and Employer agree that the decision of the arbitrators will be final and binding on both parties. Any court having jurisdiction may enter a judgment upon the award rendered by the arbitrators. In the event the arbitration is decided in whole or in part in favor of Employee, Employer will reimburse Employee for his reasonable costs and expenses of the arbitration (including reasonable attorneys' fees); provided, however, that Employer shall reimburse Employee in accordance with Section 8 for the reasonable expenses (including attorneys' fees and expenses) incurred by Employee in enforcing or seeking to enforce in any arbitration the payment of any amount or other benefit described in Section 8 regardless of the outcome of such arbitration. Regardless of the outcome of any arbitration, Employer will pay all fees and expenses of the arbitrators and all of Employer's costs of such arbitration.

         (b) Notwithstanding the provisions of Section 14(a), Employer may, if it so chooses, bring an action in any court of competent jurisdiction for injunctive relief to enforce Employee's obligations under Sections 3(b), 3(c), 3(d) or 12 hereof.

                         [SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as to be effective as of the Effective Date.

                                       EMPLOYER:

                                       VERITAS DGC INC.

                                       By:
                                           -------------------------------------
                                           David B. Robson
                                           Chairman & Chief Executive Officer

                                       EMPLOYEE:


                                       -----------------------------------------
                                       Larry L. Worden

                                 [VERITAS LOGO]

                            EMPLOYEE CONFIDENTIALITY

                                       AND

                         INTELLECTUAL PROPERTY AGREEMENT

As part of the consideration for my employment or continued employment with Veritas DGC Inc. or any company affiliated with Veritas (collectively referred to as "Veritas"), I agree to the following:

1. CONFIDENTIAL INFORMATION. I understand that during my employment with Veritas, I will have access to Confidential Information that belongs to Veritas. Some examples of the types of Confidential Information I may receive include:

     (a). Customer lists, customer requirements, customer contracts and service agreements, customer profitability and other financial information;

     (b). Business plans, pricing and marketing techniques and strategies, product information, business software and computer programs, costing methodologies and allocation modeling, and methods of business operation or procedure;

     (c). Suppliers, business associates, business connections and opportunities and information concerning the financial status and private affairs of Veritas; and

     (d). Trade secrets, inventions, improvements, developments, technical data, test results, designs, and materials for which Veritas may or may not have obtained patent, copyright or trademark protection.

     I may receive Confidential Information in writing, orally, or electronically.

2. CONFIDENTIALITY AGREEMENT. I agree to hold all Confidential Information in confidence during and following my employment. I will not divulge it to anyone without the express written authorization of the Company. I further agree that if my employment ceases, I will not take any Confidential Information with me or disclose it to anyone not authorized by the Company.

CONFIDENTIALITY AND INTELLECTUAL PROPERTY AGREEMENT                       PAGE 1

                                   EXHIBIT A

3. ASSIGNMENT OF INTELLECTUAL PROPERTY. I assign to Veritas all inventions, novel ideas (including ideas relating to new products, new services, or new methods of doing business), improvements or discoveries which I conceive or make, either alone or with others: (a) with the use of Veritas' time, materials, or facilities; or (b) resulting from or suggested by my work for Veritas; or (c) in any way related to any business Veritas is engaged in or plans to engage in. All such inventions, improvements, and developments will automatically become the property of Veritas immediately as I make them or conceive them. I agree to assign to Veritas the rights to such inventions, improvements and developments at any time Veritas requests, even after my employment terminates.

4. EXECUTION OF DOCUMENTS. At any time Veritas requests, either during my employment or after termination, and without charge to Veritas, but at its expense, I agree to execute, acknowledge, and deliver all additional papers (including applications for patents and assignments of patents) and to perform such other lawful acts as Veritas may deem reasonably necessary to obtain or maintain patents for such inventions in any country and to vest title to such inventions in Veritas.

5. This Agreement may not be modified, released, discharged, abandoned or terminated, except as agreed in writing between Veritas and the undersigned employee.

IN WITNESS WHEREOF this Agreement has been signed and delivered this ________ day of ____________________, 20___.


-----------------------------------    ------------------------------------
WITNESS                                EMPLOYEE SIGNATURE


-----------------------------------    ------------------------------------
PRINTED NAME                           PRINTED NAME

                       AGREEMENT AND RELEASE OF ALL CLAIMS

     This Agreement, entered into as of the date written by Employee's signature below, is by and between Veritas DGC Inc. ("Veritas"), a Delaware corporation, and _______________ ("Employee"). (As used in this Agreement, the term "Veritas" includes Veritas DGC Inc., and all of its subsidiary and affiliated companies).

     Veritas and Employee agree as follows:

     Section 1. Within 5 business days after the Separation Date, as defined in
Section 3 below, and whether or not Employee executes and returns this Agreement, Veritas will pay Employee the following amounts:

     o    Employee's regular base salary prorated through the Separation Date;

     o    Employee's vacation pay accrued as of the Separation Date; and

     o    any expense reimbursement owed to Employee under Veritas policy.

All of the above amounts will be REDUCED by applicable taxes and withholding.

     Section 2. [Insert Option A or Option B, whichever is applicable:]

     [Option A: During the one-year period ending on the last day of the first year after the Separation Date, Employer shall pay to Employee an aggregate amount (the "Severance Payment") equal to one (1) times Employee's Base Salary (as defined in the Employment Agreement between Employer and Employee dated October 22, 2001, the "Employment Agreement") at the highest annual rate in effect on or before the Separation Date (but prior to giving effect to any reduction therein which precipitated such termination), which Severance Payment will be paid to Employee in equal installments every two weeks during such one-year period; provided, however, that at any time during such one-year period Employer may, in its discretion, elect to pay to Employee the then remaining balance of the Severance Payment in the

                                    EXHIBIT B
form of a lump sum cash payment. All amounts so paid will be REDUCED by applicable taxes and withholding.

     In addition, Employer will pay or provide for Employee's medical, dental, health, and hospital coverage for one year or pay Employee a lump cash payment in lieu of such coverage, in accordance with Section 6(d)(4) of the Employment Agreement.]

     [Option B: Within 30 calendar days after the Effective Date, as defined in
Section 15 below, Veritas will pay to Employee a lump sum equal to __________. This amount will be REDUCED by applicable taxes and withholding.

     In addition, Employer will pay or provide for Employee's medical, dental, health, and hospital coverage for eighteen months or pay Employee a lump cash payment in lieu of such coverage, in accordance with Section 6(e)(4) of the Employment Agreement by and between Employer and Employee effective October 22, 2001 (the "Employment Agreement").]

     Section 3. Employee's termination from employment will be effective at the close of business on the Separation Date. The SEPARATION DATE as used in this Agreement means _________.

     Section 4. Employee agrees to release Veritas from any claims he has or may have against Veritas as of the date he signs this Agreement. The claims he is releasing include all of the following:

     o    any claims under any bonus or incentive plans;

     o any claims for tortious action or inaction of any sort ("tortious action or inaction" means, among other things, claims for such things as negligence, fraud, libel, or slander);

     o any claims arising under the Age Discrimination in Employment Act of 1967 as amended (29 U.S.C. Section 621, et seq.) (the Age Discrimination in Employment Act of 1967 prohibits, in general, discrimination against employees on the basis of age);

     o any claims arising under Title VII of the Civil Rights Act of 1964 as amended (42 U.S.C. Section 2000e, et seq.), or the Texas Commission on Human Rights Act (Texas Labor Code Section 21.001, et seq.) (both of these statutes, in general, prohibit discrimination in employment on the basis of race, religion, national origin or gender);

     o any claims arising under the Americans with Disabilities Act of 1990, as amended (42 U.S.C. Section 12101, et seq.) (the Americans with Disabilities Act of 1990 prohibits, in general, discrimination in employment on the basis of an employee's or applicant's disability);

     o any claims arising under Texas Labor Code Sections 451.001, et seq. for retaliation or discrimination in connection with a claim for workers' compensation benefits; and,

     o any claims for breach of contract, wrongful discharge, constructive discharge, retaliation, or conspiracy.

     The release contained in this Section 4 WILL NOT affect any of the following:

          o Employee's rights or benefits under Veritas' 401(k) retirement savings plan, Veritas' Employee Stock Purchase Plan, or any pension or retirement plan in which Employee is a participant on the Separation Date (Employee's rights and benefits will be determined by the applicable plan documents);

          o Employee's right to elect continued health and/or dental benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA");

          o Employee's right to exercise any options to purchase Veritas DGC Inc. common stock in accordance with the terms of the applicable stock option grant, including any terms of the grant modified by
               Section 6(e)(5) of the Employment Agreement;

          o Employee's rights under any restricted stock agreement between Employee and Veritas DGC Inc. under the terms of which Employee has been granted Veritas DGC Inc. restricted stock, including any terms of the grant modified by Section 6(e)(5) of the Employment Agreement;

          o Employee's right to claim and receive reimbursement for or indemnity from excise taxes in accordance with Section 7 of the Employment Agreement;

          o Employee's rights to indemnity under that one certain Indemnity Agreement effective March 7, 2000, by and between Employer and Employee;

          o Any other benefit to which Employee may be entitled under any other health or benefit plan in accordance with the applicable plan documents; or

          o Employee's rights under any workers' compensation statue; the Jones Act, 46 U.S.C. Appx. Section 688, as amended; general maritime law or similar laws; and any other right Employee may have with respect to bodily injury.

     Section 5. Veritas and Employee agree that this Agreement is a binding contract. The purpose of the Agreement is to compromise doubtful or disputed claims, avoid litigation, and buy peace. Employee agrees that although Veritas is making payment to Employee in exchange for a release of claims, Veritas does not admit any wrongdoing of any kind.

     Section 6. Employee agrees to assist Veritas in defending any legal proceedings against Veritas arising out of matters which occurred on or prior to the Separation Date. Veritas agrees to reimburse Employee for his time and expense or costs he may incur in that regard.

     Section 7. Employee confirms that after the Effective Date he remains subject to and agrees to comply with:

     o those obligations of confidentiality contained in Section 3(b) and 3(c) of the Employment Agreement;

     o    the provisions relating to competition with Employer contained in
          Section 12 of the Employment Agreement;

     o the provisions relating to solicitation or hiring of Employer's employees contained in Section 12 of the Employment Agreement; and

     o the terms of the Employee Confidentiality and Intellectual Property Agreement with Employer which Employee signed effective October 22, 2001.

     Section 8. This Agreement has been delivered to Employee on __________.

     o Employee will have 21 calendar days from ___________ or until the close of business on ___________ to decide whether to sign and return this Agreement and be bound by its terms. In the event Employee has not signed and returned this Agreement to Veritas on or before __________, this Agreement will become null and void.

     o Veritas and Employee agree that if they agree to change the terms of this Agreement in any manner after it is delivered to Employee, even if the changes are material, the 21-day period specified in the previous paragraph will not restart or be extended.

     o After signing this Agreement, Employee will have the right to revoke the Agreement for a period of 7 calendar days after signing it by (a) notifying Veritas in writing that Employee revokes the Agreement and
          (b) returning to Veritas any consideration paid Employee under Section 2 above. In the event Employee revokes the Agreement, it will become null and void.

     Section 9. Employee acknowledges that he has read this Agreement. He understands that, except for the exceptions set out in Section 4 above, this Agreement will have the effect of waiving any claim he may pursue against Veritas.

     Section 10. Employee acknowledges that he makes this Agreement knowingly and voluntarily.

     Section 11. This Agreement constitutes the entire understanding between Veritas and Employee with respect to the subject matter hereof.

     Section 12. This Agreement will benefit and be binding upon Veritas and its successors and assigns and Employee and his successors and legal representatives. Employee will not assign or attempt to assign any of his rights under this Agreement.

     Section 13. If a court determines that any provision of this Agreement is invalid, the other provisions will remain in effect.

     Section 14. This Agreement will be governed by, construed under, and enforced in accordance with the laws of the State of Texas, not including, however, its conflicts of law rules that might otherwise refer to the law of another forum or jurisdiction.

     Section 15. This Agreement will become effective and enforceable only after a period of 7 days has expired following Employee's execution and delivery of this Agreement to Veritas (this date is referred to in this Agreement as the "EFFECTIVE DATE").

                   THIS AGREEMENT IS SUBJECT TO ARBITRATION IN
                      ACCORDANCE WITH THE FOLLOWING SECTION

     Section 16. Employer and Employee agree to submit to final and binding arbitration any and all disputes or disagreements concerning the interpretation or application of this Agreement. Any such dispute or disagreement will be resolved by arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the "AAA Rules"). Arbitration will take place in Houston, Texas, unless the parties mutually agree to a different location. Within 30 calendar days of the initiation of arbitration hereunder, each party will designate an arbitrator. The appointed arbitrators will then appoint a third arbitrator. Employee and Employer agree that the decision of the arbitrators will be final and binding on both parties. Any court having jurisdiction may enter a judgment upon the award rendered by the arbitrators. In the event the arbitration is decided in whole or in part in favor of Employee, Employer will reimburse Employee for his reasonable costs and expenses of the arbitration (including reasonable attorneys' fees). Regardless of the outcome of any arbitration, Employer will pay all fees and expenses of the arbitrators and all of Employer's costs of such arbitration.

     Notwithstanding the provisions of the previous paragraph, Employer may, if it so chooses, bring an action in any court of competent jurisdiction for injunctive relief to enforce Employee's obligations under Section 7 of this Agreement.

                         [SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

                                       VERITAS:

                                       VERITAS DGC INC.
                                         and subsidiary and affiliated companies

                                       By:
                                           -------------------------------------

                               NOTICE TO EMPLOYEE

BY SIGNING THIS DOCUMENT, YOU MAY BE GIVING UP IMPORTANT LEGAL RIGHTS. YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING AND RETURNING THIS DOCUMENT TO VERITAS.

                                       EMPLOYEE:


                                       -----------------------------------------


                                       Date:
                                             -----------------------------------